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

                        DEFINITIVE ADDITIONAL MATERIALS

          The following pages contain material that will be used by representatives of General Motors Corporation ("GM") beginning November 21, 1997 in discussions with, and presentations to, investors. Such material relates to a series of transactions involving Hughes Electronics Corporation (the "Hughes Transactions"), as more fully described in the solicitation statement/prospectus (the "Solicitation Statement/Prospectus") which forms a part of the Registration Statements on Form S-4 of GM, File No. 333-37215, and HE Holdings, Inc., File No. 333-37223. Please refer to the Solicitation Statement/Prospectus for additional information on the Hughes Transactions.

--------------------------------------------------------------------------------
                                ---------------

                                       GM
                                       --

                                ---------------

                                GENERAL MOTORS
                           FINANCIAL ANALYST SUMMARY
                                    CHARTS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           Strategic Needs Addressed


(1) Hughes Defense - Compete more effectively in the U.S. defense industry, where significant consolidation has been occurring

(2) Delco Electronics - GM will be able to fully integrate Delco with our Delphi business, which should enable these businesses to participate more effectively in a component industry trend toward integrated automotive systems

(3) Hughes Telecom - The approximately $4.0 billion in capital funding will enhance Hughes Telecom's ability to take advantage of growth opportunities in the expanding global telecommunications market

                                                                               2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             Proposed Transactions


(1)  Hughes Defense spin-off to GM $1-2/3 and Class H shareholders

     - Hughes Defense will be distributed to $1 2/3 and Class H Shareholders in accordance with a "Distribution Ratio"

     - Prior to its spin-off, Hughes Defense will take on additional leverage of approximately $3.9 - $4.9 billion with the cash proceeds being allocated to HEC while liability for the borrowing is retained by Hughes Defense and ultimately Raytheon after the merger

     - Up to $4.0 billion of proceeds from this leverage will be provided to Telecom as equity

     - Merger with Raytheon Company

                                                                               3
--------------------------------------------------------------------------------

 .    Want to take a moment and review once again the overall transaction which we reviewed with you in January when the transactions were originally proposed and subsequently updated in October following the Board final approval.

 .    In January we announced a series of proposed transactions designed to address strategic challenges and unlock shareholder value within Hughes' defense electronics, telecommunications and automotive components businesses. We look at this transaction as 3 parts ("Triple Play" or "PTP").

 .    First, Hughes Defense will be spun off to GM's 1-2/3 and Class H shareholders

     - We have received IRS approval that the spin-off will be tax-free (US Federal) to GM and its stockholders

     - The spin-off makes Hughes Defense available for merger with Raytheon Company immediately after the spin-off

     - Prior to the spin-off, Hughes Defense will take on additional leverage
       (debt) of about $3.9 - $4.9 billion with cash proceeds dividended to HEC while liability for the borrowing is retained by Hughes Defense and ultimately Raytheon after the merger

--------------------------------------------------------------------------------

                             Proposed Transactions


(2) Transfer of Delco to GM -- Transfer of Class H shareholders' tracking interest in Delco from Class H to $1 2/3 earnings pool

     - Facilitate full implementation of Delco/Delphi integration


(3) Recapitalization of GM's Class H common stock to track HEC telecommunications and space business

     - More focused telecom & space tracking stock

     - Telecom will retain proceeds of Hughes Defense leverage (up to $4.0 billion) as an equity injection

                                                                               4

--------------------------------------------------------------------------------

 .    Second, Delco Electronics, the automotive electronics business unit of
     Hughes, will be transferred from Hughes to GM to be integrated with certain business units of Delphi Automotive Systems

     - For dividend purposes, will transfer Class H stockholders' current 25.6% tracking interest in Delco earnings to the $1 2/3 stockholders' earnings pool. To compensate Class H stockholders for the transfer of Delco, Class H stockholders will receive additional interest in Hughes Defense.

     - The transfer will facilitate the integration of Delco and Delphi and future synergies between them. The integration will maximize GM's flexibility with respect to future structure of its Components Operations

 .    And third, Class H common stock will be recapitalized to track HEC's telecommunications and space business

     - Class H shareholders will retain their current tracking interest in Telecom (approximately 25.6%)

     - Class H stock becomes a more focused telecom investment

--------------------------------------------------------------------------------

                        Before the Hughes Transactions

[ORGANIZATIONAL CHART OF GENERAL MOTORS AND HUGHES ELECTRONICS
BEFORE THE HUGHES TRANSACTIONS APPEARS HERE]

                                                                               5
--------------------------------------------------------------------------------

 .    An brief synopsis of the proposed structure for Hughes' three businesses is:

     . Class H and $1-2/3 shareholders will maintain their current 74.4%/25.6% interest in New Hughes's telecom business

     . $1-2/3 will have rights to 100% of Delco Electronics earnings

     . Class H and $1-2/3 shareholders will own 100% of the Class A Raytheon shares. Amount of Class A distributed to Class H stockholders will take into account, among other things, compensation for the transfer of the Class H stockholders' derivative interest in Delco

       . Class A stockholders to have approximately 30% common equity and 80.1% voting right in election of Raytheon/Hughes Defense's Board of Directors

       . Class B stockholders to have 70% common equity and 19.9% voting rights in election of Raytheon/Hughes Defense's Board of Directors

       . Note that GM will not hold any shares in Raytheon/Hughes Defense

--------------------------------------------------------------------------------

             After the Hughes Transactions and the Raytheon Merger

[ORGANIZATIONAL CHARTS OF GENERAL MOTORS AND NEW RAYTHEON AFTER THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER APPEAR HERE]

                                                                        6
-------------------------------------------------------------------------------

 .  Talk points on previous chart

--------------------------------------------------------------------------------

                       Hughes Defense - Raytheon Merger


 .    Current implied value of the transaction of $9.5 billion at prevailing
     Raytheon stock price of approximately $50.00 per share, consisting of:

     - Approximately 103 million shares of Class A common stock of Hughes Defense to be distributed to GM $1 2/3 and Class H shareholders (approximately $5.1 billion)

     - $4.4 billion in Hughes Defense leverage, substantially all of which will be taken on by Hughes Defense just prior to its spin-off with cash proceeds largely remaining in HEC and which Raytheon, after the merger, will be liable for

                                                                              7
--------------------------------------------------------------------------------

 .    With Raytheon stock price currently at approximately $50 per share, the total implied value is $9.5 billion made up the following two components:

     . The first is approximately 103 million shares of Class A common stock of Hughes Defense to be distributed to GM $1 2/3 and Class H shareholders (the number of Class A shares is fixed at about 103 million) -- worth $5.1 billion

    . The second component is $4.4 billion in Hughes Defense leverage, substantially all of which to be taken on by Hughes Defense just prior to spin-off. While the cash proceeds will largely remain with HEC after the merger Raytheon will be liable for the debt.

-------------------------------------------------------------------------------
                       Hughes Defense - Raytheon Merger


 .    Final value of transaction will be a function of Raytheon stock price just before closing of the merger

     - Negotiated collar ensures minimum $9.5 billion value if Raytheon stock price stays within $44.42 - $54.29 per share range (through adjustments in leverage between $3.9 and $4.9 billion)

     - At a Raytheon stock price over $54.29 per share, implied value of transaction will exceed $9.5 billion

     - Value could fall below $9.5 billion only if Raytheon stock price falls below $44.42/share

                                                                              8
-------------------------------------------------------------------------------


 .    The final value of the transactions is a function of Raytheon stock price over a fixed period prior to the closing date. As we have discussed, a negotiated collar ensures a $9.5 billion value if Raytheon stock falls with $44.42 - $54.29 per share range based on the 30-day average Raytheon stock price just prior to the close of the transaction.

     . As the stock price changes, the value of the 103 million shares of Class
       A common stock moves within the collar (between $4.6 - $5.6 billion), and an offsetting adjustment would be made to the amount of Hughes Defense leverage (between $3.9 - $4.9 billion) to result in a $9.5 billion total transaction value

     . If Raytheon's stock price exceeds $54.29 per share the implied value of the transaction would exceed $9.5 billion.

     . The only way the transaction value could fall below the $9.5 billion level is if Raytheon stock falls below $44.42 per share.

--------------------------------------------------------------------------------

                        Hughes Defense - Raytheon Merger
                          Collar on Transaction Value
                          ---------------------------

 Raytheon         Value of Class A              Total Implied
Stock Price            Stock           Debt         Value
-----------       ----------------     ----     -------------
                                    $ Billions
$65                   6.7              3.9         10.6
$60                   6.2              3.9         10.1
--------------------------------------------------------------------------------
$55                   5.6              3.9          9.5
$50                   5.1              4.4          9.5
$45                   4.6              4.9          9.5
--------------------------------------------------------------------------------
$40                   4.1              4.9          9.0


At Raytheon stock price ranging between $44.42 - $54.29 per share, the total implied value of the Hughes Defense transactions to GM and its shareholders stays at $9.5 billion under a "collar" arrangement. As the value of Class A stock declines and cash increases more Class A stock will be allocated to Class H stockholders and less to $1 2/3 stockholders to ensure that Class H stockholders get full value for relinquishing their indirect share in Delco. 9
--------------------------------------------------------------------------------

 . This chart gives an example how the value of Class A stock and Debt vary as the price of Raytheon stock varies.

 . Again, this chart illustrates how if Raytheon stock price stays between approximately $45 - $55 per share the total value remains at $9.5 billion

 . What I've said so far should just be background for you. Now let's talk about recent developments with the transaction.

   . As you know, Department of Justice approved the merger of Hughes Defense and Raytheon.

   . GM's Board of Directors met on Monday, October 6 to finalize the details for the proposed transactions.

   .  Solicitation Statement/Prospectus mailed on November 18

--------------------------------------------------------------------------------
                           GM October Board Decisions



 . Distribution Ratio of Class A shares of Hughes Defense prior to merger with Raytheon

 .  Funding requirement of new stand-alone Telecom & Space business

                                                                          10

--------------------------------------------------------------------------------

 .  The two main decisions announced by the GM Board October 6 included:

     . The Distribution Ratio governing the allocation of Class A stock between GM $1-2/3 and GM Class H shareholders

     . The allocation of cash received from Hughes defense between Telecom & Space and GM based on Telecom's business plan capital spending requirements

--------------------------------------------------------------------------------

                      Distribution Ratio of Class A shares

 .    In determining Distribution Ratio, the GM Board considered:

     - Current tracking stock interest in Hughes Defense
       .  GM $1 2/3 current approximate interest of 74.4%
       .  GM Class H current approximate interest of 25.6%

     - Net effect of all other aspects of transaction, principally the Class H shareholders relinquishing their tracking stock interest in Delco (i.e., Net Transaction Effect)

 .    Board set total value of "Delco and Other Factors" at $6.5 billion which, when multiplied by the 25.6% Class H interest in Hughes, results in a Class H Net Transaction Effect of $1.664 billion

     - Net Transaction Effect to be adjusted for any transfer of cash between Hughes and GM
                                                                              11
--------------------------------------------------------------------------------

 .    There were many factors considered to determine the distribution of the
     Class A stock between GM $1-2/3 and Class H stockholders.

 .    The first factor was the derivative interest in Hughes Defense. GM Class H shareholders currently have a 25.6% derivative interest in Hughes Defense with GM $1-2/3 shareholders holding the remaining 74.4% interest

 .    The primary other factor was Class H shareholders relinquishing their derivative interest in Delco

     . There were several other factors considered which are more directional than quantifiable such as elimination of goodwill amortization arising from original purchase of Hughes Aircraft and elimination of discount on Class H stockholders' interest in Hughes Defense due to tracking stock nature of that interest

 .    To determine the value of the Class H stockholders' derivative interest in
     Delco, a fair value for Delco had to be determined. In valuing Delco, Salomon and Merrill Lynch used detailed Delco business plans and financial data projecting benefits of Delco-Delphi integration. The investment bankers undertook independent valuations of Delco using Discounted Cash Flow analysis, Transaction Comparables (including premiums paid), and Publicly Traded Companies market price of other OEM suppliers

 .    Based on these and other considerations, the Board attributed a $6.5 billion value to "Delco and Other Factors" in setting the Distribution
     Ratio.

     - Based on Class H's 25.6% derivative interest, the Class H shareholders would receive $1.664 billion in additional Class A stock of Hughes Defense

--------------------------------------------------------------------------------

                        Telecom & Space Considerations

 .    Telecom will become a stand-alone entity within GM ownership structure and the current Class H stock will be recapitalized into the New Class H stock

 .    Up to $4.0 billion in Hughes Defense cash proceeds will be injected as equity in Telecom

     - Strong initial liquidity and balance sheet position adequate to fund current plans for future growth initiatives

 .    Hughes Defense cash proceeds above $4.0 billion, if any, would be returned to GM with Delco

     - Any such amount above $4.0 billion would cause an increase of Net Transaction Effect by 25.6% of the excess over $4.0 billion
                                                                              12
--------------------------------------------------------------------------------

 .    The 2nd Board decision was the allocation of the cash received from Hughes
     Defense prior to the spin-off.

 .    The Board focused on the needs of the New Hughes Electronics which will be a stand-alone entity focused on the telecom & space business

 .    Based on in-depth review by management and bankers, Telecom will retain up to $4.0 billion of Hughes Defense leverage to fund its growth initiatives. The cash injection will help offset the loss of cash previously available from excess cash flow generated by the Defense and Delco businesses.

     . Even after using about $3.0 billion to repay GM for the inter-company loan related to the PanAmSat merger and to repay Commercial Paper loans, Telecom will be in a strong initial liquidity and balance sheet position to fund future growth initiatives

 .    Any cash received above $4.0 billion, which would occur only if Raytheon stock remained below $55 per share, would return to GM with Delco

     . Any such payment would serve to increase the total value of Delco and other factors (currently set at $1.664 billion to Class H shareholders), therefore increasing the number of Class A shares distributed to the GM Class H shareholders and reducing the aggregate number of Class A shares distributed to the $1-2/3 shareholders

--------------------------------------------------------------------------------

                         Hughes Defense Cash Proceeds

                                                                        Value of
Raytheon     Value of                Total         Cash        Cash     Delco &
 Stock       Class A                Implied     Remaining    returned    Other
 Price        Stock       Debt       Value      at Telecom    to GM     Factors
--------     --------     ----      -------     ----------   --------   --------
             ------------------------------     --------------------------------
                       $ Billions                          $ Billions
             ------------------------------     --------------------------------
  $65          6.7         3.9       10.6           3.9        0.0         6.5
  $60          6.2         3.9       10.1           3.9        0.0         6.5
  $55          5.6         3.9        9.5           3.9        0.0         6.5
  $50          5.1         4.4        9.5           4.0        0.4         6.9
  $45          4.6         4.9        9.5           4.0        0.9         7.4

Value of "Delco & Other Factors" increases as Hughes Defense cash proceeds above $4.0 billion, if any, are returned to GM with Delco. At current Raytheon stock price of approximately $50 per share, Net Transaction Effect would be $1.766 billion ($6.9 billion multiplied by the 25.6% Class H interest in Hughes).
                                                                              13
--------------------------------------------------------------------------------

 .    This chart gives an example how the value of "Delco & Other Factors" varies as the amount of Hughes Defense debt varies with the Raytheon stock price.

 .    Therefore, at the current Raytheon stock price of approximately $50 per share, Hughes debt is $4.4 billion to result in a total implied value of $9.5 billion.

 .    Of the $4.4 billion of Hughes cash, $4.0 billion will remain at Telecom, while the remaining $0.4 billion would return to GM.

 .    If the Raytheon stock price is at a level which results in more than $4.0 billion in cash being provided by Hughes Defense before its spin-off, the Class H stockholders will receive additional Class A shares having a value equal to 25.6% of the excess over $4.0 billion and the amount of Class A shares distributed to $1-2/3 stockholders will be reduced by that amount.

 .    Under this scenario, GM H shareholders would receive $1.766 billion worth of additional Class A shares to compensate primarily for the relinquishing of Delco ownership (compared to the $1.664 billion previously discussed assuming a value of Delco & Other Factors of $6.5 billion).

--------------------------------------------------------------------------------

                  Illustrative Distribution Ratio Calculation

 .    Illustration assumes that the value of 103 million Class A shares to be distributed to GM Class H and $1 2/3 shareholders in accordance with the Distribution Ratio would be $5.1 billion based on a Raytheon stock price of $50 per share

1.   To reflect current           103 million of Class A shares times          26 million shares
     derivative interest          25.6% Class H interest in Hughes
     in Hughes Defense            Defense

2.   Net Transaction Effect,      Net Transaction Effect (25.6% to $6.9B)
     Effect, including            ---------------------------------------
     Delco valuation                30-day Avg. Price of Raytheon Stock        36 million shares
---------------------------------------------------------------------------------------------------
     Total shares
     distributed to Class H            Sum of the two factors above            62 million shares
     shareholders

     Total shares                 103 million Class A shares less Number
     distributed to $1 2/3           allocated to Class H shareholders         41 million shares
     shareholders
---------------------------------------------------------------------------------------------------
                                           Class H shareholders                $1 2/3 shareholders
     Per share distribution of             --------------------                -------------------
     Hughes Defense stock*                        $30.00                              $2.91

* Assumes 707 million $1 2/3 shares outstanding and 102 million Class H shares outstanding; number of Class A shares distributed to $1 2/3 stockholders declines/rises as value of Raytheon stock declines/rises
                                                                              14
--------------------------------------------------------------------------------

 .    Based on the current Raytheon stock price of $50 per share, the distribution of Class A shares between Class H and $1 2/3 stockholders would be as follows:

 .    GM Class H shareholders will receive Class A shares in an amount commensurate with their 25.6% interest in Hughes Defense - 25.6% times 103 million total Class A shares equals 26 million shares of Class A shares

 .    As just mentioned, GM Class H shareholders will receive an additional amount of Class A shares with a value of $1.766 billion to compensate them fairly for the net effect of all other aspects, primarily relinquishing interest in Delco - $1.766 billion divided by 30-day Avg. price of Raytheon just prior to the merger (for this example use $50/share) equals an additional 36 million shares of Class A shares to Class H stockholders

 .    In this example, GM Class H shareholders would receive 62 million of the
     103 million total number of Class A shares distributed.

 .    GM $1-2/3 shareholders would receive the remaining 41 million Class A shares - which is equal to their 74.4% interest in Hughes Defense less the sum of all other aspects, primarily receiving the 25.6% interest in Delco previously owned by GM Class H shareholders.

 .    In this example, every one share of $1-2/3 common stock would receive $2.91 of Hughes Defense stock, while one share of GM Class H stock would receive $30.00 of Hughes Defense stock.

 .    Note that this is only an example and the actual allocation depends on
     Raytheon's 30-day average stock price just prior to the merger and the actual number of GM H shares outstanding at the closing.

--------------------------------------------------------------------------------
                Impact of Raytheon Price Reduction on Value of
                     Class A Stock to $1 2/3 Stockholders

                                                        Class A
                                                        Shares     $/1-2/3 share
                                                      ----------   -------------
     Class A shares distributed to $1-2/3             49 million    $4.12/share
     stockholders based on Raytheon stock
     price of $60 per share (Oct 7, `97
     conference call)

     (1) The decline of Raytheon stock price          -3 million   -$0.54/share
         from $60/share to the Collar (about
         $55/share) reduces value to 1-2/3
         due to fewer Class A shares and
         lower Raytheon stock price

     (2) The decline of Raytheon stock price          -5 million   -$0.67/share
         from the Collar (about $55/share) to
         $50/share reduces value to 1-2/3 due
         to fewer Class A shares, lower
         Raytheon stock price and compensation
         for $400 million of cash proceeds
         returned to GM

     Class A shares distributed to $1-2/3             41 million    $2.91/share*
     stockholders based on Raytheon stock
     price of $50 per share

*Assumes 707 million $1 2/3 shares outstanding and 102
 million Class H shares outstanding                                          15
--------------------------------------------------------------------------------

 .    This chart illustrates the variation in value of Class A to the GM $1-2/3 stockholders as Raytheon stock price declines from $60 to $50.

 .    Beginning with the value to the GM $1-2/3 stockholder included in our press release on October 6, a Raytheon stock price of $60/share resulted in a distribution of approximately 49 million Class A shares valued at
     $4.12/share

 .    The decline in Raytheon stock price from $60/share to the upper end of the
     Collar (about $55/share) would reduce the number of shares distributed to
     $1-2/3 stockholders as additional shares would be distributed to Class H shareholders to ensure they are fairly compensated for relinquishing Delco
     & Other Factors. Therefore, the value of Class A to 1-2/3 would decline by about $0.54/share due to fewer Class A shares and lower Raytheon share price.

 .    The decline in Raytheon stock price from the Collar (about $55/share) to
     $50/share would reduce the number of shares distributed to $1-2/3 stockholders as additional shares would be distributed to Class H shareholders to ensure they are fairly compensated for relinquishing Delco
     & Other Factors and to compensate for $400 million of cash proceeds returned to GM with Delco. Results is that the value of Class A to 1-2/3 to decline by an additional $0.67/share due to fewer Class A shares and lower
     Raytheon share price.

 .    The approximate value of Class A shares to $1-2/3 stockholders is $3/share at November 14th Raytheon stock price of $50/share.

--------------------------------------------------------------------------------

                          Value to $1 2/3 Shareholders

 .    Based on the illustrative example presented in previous charts, total value of the distribution to $1 2/3 shareholders (707 million shares outstanding) of Class A stock would be approximately $3 per $1-2/3 share

     - Minimal dilution in 1998 $1 2/3 Earnings Per Share resulting from the loss to GM of Hughes Defense's earnings

     - Cash proceeds in excess of $4.0 billion returned to GM with Delco; at Raytheon stock price of $50 per share, $400 million would return to GM

     - $1-2/3 stockholders expected to gain from transfer of Delco from HEC to GM

 .    $1 2/3 shareholders are also expected to benefit from GM's investment in
     Hughes Telecom as HEC management will be more focused on Telecom business

     - Telecom is expected to receive funding sufficient, when combined with access to debt markets, to meet its requirements over business planning horizon

                                                                              16
--------------------------------------------------------------------------------

 .    $1 2/3 shareholders receive an asset-backed stock of Hughes Defense with a value $3 per share at current Raytheon stock price.

     - Minimal EPS dilution is expected in 1998 which will be eliminated by 1999 after taking into account benefits from the Delco/Delphi integration.

     - [Crib: GM $1-2/3 EPS will lose its 74.4% Hughes Defense derivative interest, GM $1-2/3 EPS will gain additional 25.6% derivative interest of Delco, GM $1-2/3 EPS will benefit as Hughes Defense goodwill impact will be removed, GM $1-2/3 EPS will benefit from the after-tax interest income generated on the $3.9-$4.9 billion Hughes Defense leverage to telecom]

 .    $1-2/3 shareholders will also receive an increase in their derivative interest in Delco Electronics from 74.4% to 100% as Delco is transferred from HEC to GM's Delphi unit

 .    Finally, $1-2/3 shareholders maintain their current 74.4% derivative interest in HEC's high growth telecom business.

     -  Management will be focused on the telecom & space business

     - Telecom should be in an even better position to expand as a result of the sizable equity injection expected from Hughes Defense unit prior to its spin-off. As much as $4.0 billion will be injected into Hughes, with $1.7 going to GM to repay debt related to the PanAmSat transaction and $1.3 going to pay down CP. Hughes will be left with a cash balance of $2 billion ($1 billion from Hughes and $1 billion existing cash) to invest in growth of the business. Cash needs beyond business plan, such as for large strategic acquisitions, will require access to additional funding.

 .    Finally, we have an IRS ruling which states that the entire transaction will be tax-free to GM and to its shareholders for US Federal Income Tax purposes. This tax position is grandfathered by recent changes in tax law.

--------------------------------------------------------------------------------

                         Value to Class H Shareholders

 .    Based on the illustrative example presented in a previous chart, total value of the Class A stock distribution to Class H shareholders (102 million shares outstanding) would be approximately $30 per Class H shareholder

 .    Maintain approximate 25.6% interest in high growth telecom and space business

     - When combined with access to debt markets, Telecom will be positioned to fund current plans for future growth as a result of up to $4.0 billion equity injection

 .    Transactions represent substantial incremental value to Class H shareholders over implied market value of their approximate 25.6% derivative interest in Hughes Defense and Delco


                                                                             17
--------------------------------------------------------------------------------

 .    Class H shareholders will immediately receive an asset-backed stock distribution in Hughes Defense valued at $30/share at a $50/share Raytheon stock price.

 .    Class H shareholders will maintain their approximate 25.6% derivative interest in HEC's high growth telecom business which will be positioned for future growth as a result of an up to $4.0 billion equity injection. Cash needs beyond business plan, such as for large strategic acquisitions, will require access to additional funding.

 .    Transaction represents substantial incremental value to Class H shareholders reflecting participation in benefits of HEC Defense/Raytheon merger and synergies related to Delco/Delphi integration which were taken into account in determining the amount of additional Class A shares to be allocated to Class H stockholders to compensate for relinquishing interest in Delco.

     . Substantial premium to stand-alone value of Class H stockholders' 25.6% derivative interest in Hughes Defense and Delco.

 .    Again, the entire transaction is expected to be tax-free to GM and to its shareholders for US Federal Income Tax purposes

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                               Financial Impact

 .    Expect $0.6 billion to $1.6 billion reduction in stockholder's equity due to Hughes Defense spin-off

 .    Minimal dilution in 1998 CY $1 2/3 Earnings Per Share

 .    Book gain estimated at $4.1 billion

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 .    From a Balance Sheet perspective, the Hughes Defense spin-off would result in a charge to equity of approximately $0.6-$1.6 billion, basically equal to the book value of Hughes Defense after taking into account the additional leverage taken out prior to the spin-off. The assets and liabilities of Hughes Defense would be removed from GM's consolidated Balance Sheet and cash would be increased as a result of the new Defense debt and telecom equity injection prior to the spin-off.

 .    The 1998 CY effect on GM $1-2/3 EPS is expected to be only slightly dilutive ($0.02 EPS) based on $4.4 billion in HEC Defense proceeds.

 .    There will also be a book accounting gain in 1997 which arises from having to treat the Hughes Defense spin-off under "fair value treatment"

     - Expected gain to be $4.1 billion

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                              Transaction Timing

 .    Subject to GM $1-2/3 and Class H stockholder votes

     - Merger of Hughes Defense and Raytheon subject to Raytheon's stockholder approval

 .    SEC rules require 20 business days between the Prospectus mailing date and the date the consents may be used to approve the transactions

 .    Mailing completed Nov. 18 so first day to close is Dec 17.

 .    GM is requesting consents by Dec 16 to facilitate closing ASAP

 .    Under Delaware law, requisite consents for approval must be obtained within
     60 days of earliest dated consent received, or vote will fail

 .    Once 20 business days have elapsed and subject to the 60 day rule, transactions can be closed at any time after requisite consents are received

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 .    The overall transaction should close late in Q4 1997.

 .    The Hughes defense spin-off is subject to approval by both classes of GM's stockholders

     - The merger of Hughes Defense with Raytheon, which is contingent upon the spin-off of Hughes Defense, is subject to approval by Raytheon's stockholders

 .    SEC rules dictate that we will be able to close the deal on Dec 17 at the earliest, assuming the required 50% consents have been obtained.

 .    We have 60 days in which to collect the consents but we would like to close as soon as possible, so we need the votes in by Dec 16